Exhibit 10.1

OTELCO INC. EXECUTIVE LONG TERM INCENTIVE PLAN
(effective January 1, 2009)

OTELCO INC. EXECUTIVE LONG TERM INCENTIVE PLAN
(effective January 1, 2009)

TABLE OF CONTENTS

Page

SECTION 1.	INTRODUCTION AND DEFINITIONS			1

	1.1.	Preamble
	1.2.	Definitions
		1.2.1.	Administrator
		1.2.2.	Affiliate
		1.2.3.	Award
		1.2.4.	Beneficiary
		1.2.5.	Board of Directors
		1.2.6.	Cause
		1.2.7.	Change in Control
		1.2.8.	Code
		1.2.9.	Committee
		1.2.10.	Disability or Disabled
		1.2.11.	Effective Date
		1.2.12.	Employer
		1.2.13.	ERISA
		1.2.14.	Participant
		1.2.15.	Plan
		1.2.16.	Plan Statement
		1.2.17.	Plan Year
		1.2.18.	Retires and Retirement
		1.2.19.	Separation from Service
		1.2.20.	Vest and Vested
	1.3.	Rules of Interpretation

SECTION 2.	ELIGIBILITY AND PARTICIPATION			3

SECTION 3.	AWARDS			4

	3.1.	Amount of Award

SECTION 4.	PERFORMANCE MEASUREMENT			4

SECTION 5.	VESTING			4

	5.1.	Vesting Events
		5.1.1.	Disability
		5.1.2.	Death
		5.1.3.	Retirement
		5.1.4.	Change in Control
		5.1.5.	Involuntarily Separation from Service Other Than for Cause
		5.1.6.	Termination of the Plan

i

	5.2.	Forfeiture

SECTION 6.	UNFUNDED PLAN			5

SECTION 7.	DISTRIBUTIONS			5

	7.1.	Distribution
		7.1.1.	Distribution in Cash
		7.1.2.	Time of Distribution
		7.1.3.	Death Prior to Distribution
		7.1.4.	Cooperation with Committee
	7.2.	Designation of Beneficiaries
		7.2.1.	Right to Designate
		7.2.2.	Failure of Designation

SECTION 8.	SPENDTHRIFT PROVISION			6

SECTION 9.	AMENDMENT AND TERMINATION			7

	9.1.	Amendment
	9.2.	Plan Termination

SECTION 10.	INDEMNIFICATION			7

SECTION 11.	DETERMINATIONS — CLAIM PROCEDURES			8

	11.1.	Determinations
	11.2.	Claim and Review Procedures
		11.2.1.	Initial Claim
		11.2.2.	Notice of Initial Adverse Determination
		11.2.3.	Request for Review
		11.2.4.	Claim on Review
		11.2.5.	Notice of Adverse Determination for Claim on Review
	11.3.	Deadline to File Claim
	11.4.	Exhaustion of Administrative Remedies
	11.5.	Deadline to File Legal Action
	11.6.	Knowledge of Fact by Participant Imputed to Beneficiary and Others

SECTION 12.	PLAN ADMINISTRATION			10

	12.1.	Service of Process
	12.2.	Receipt of Documents

ii

SECTION 13.	IN GENERAL			11

	13.1.	Disclaimers
		13.1.1.	Effect on Employment
		13.1.2.	Sole Source of Benefits
	13.2.	Applicable Laws
		13.2.1.	ERISA Status
		13.2.2.	Internal Revenue Code Status
	13.3.	Choice of Law
	13.4.	Plan Statement Controls

iii

OTELCO INC. EXECUTIVE LONG TERM INCENTIVE PLAN
(effective January 1, 2009)

SECTION 1

INTRODUCTION AND DEFINITIONS

1.1.          Preamble.  The purposes of the Plan (as defined below in Section 1.2.15) are to provide competitive incentive opportunities within the context of Otelco Inc.’s overall compensation program and to facilitate Otelco Inc.’s success.

1.2.          Definitions.  When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.2.1.       Administrator — the Chief Executive Officer of the Employer, except that with respect to decisions involving the Chief Executive Officer, the Administrator shall be the Committee.

1.2.2.       Affiliate — a business entity which is not the Employer but which is part of a “controlled group” or under “common control” with the Employer, as those terms are defined in section 414(b) and (c) of the Code as required to be aggregated with the Employer under section 409A based on eighty percent (80%) or greater control.

1.2.3.       Award — a grant of a potential incentive payment to a Participant based on the Employer’s performance.

1.2.4.       Beneficiary — a person designated by a Participant (or automatically by operation of this Plan Statement) to receive all or a part of a Participant’s Award in the event of the Participant’s death prior to full distribution thereof.  A person so designated shall not be considered a Beneficiary until the death of the Participant.

1.2.5.       Board of Directors — the Board of Directors of the Employer.  Functions generally assigned to the Board of Directors may be delegated to and discharged by the Compensation Committee of the Employer or other delegate, which shall report its actions to the Board of Directors.

1.2.6.       Cause — a Participant’s Separation from Service shall be for cause for purposes of this Plan if it is due to any of the following:

(a)	Failure to Perform. The Participant breaches or violates the terms of the Participants’s employment agreement, if any, or fails to substantially perform the duties of the Participant’s position (including gross negligence, but excluding ordinary negligence), as determined by the Administrator.

(b)
Misconduct.  The Participant engages in (i) substantial misconduct, including but not limited to a material violation of the personnel policies of the Employer and its Affiliates, (ii) a material violation of the Otelco Inc. Code of Ethics, or (iii) gross malfeasance that harms the Employer and its Affiliates, as determined by the Administrator.

(c)	Felony. The Participant is convicted of or pleads guilty to a felony.

1.2.7.       Change in Control — a change in control shall have the meaning of the definition of "Change of Control" set forth in Otelco Inc.'s Second Amended and Restated Credit Agreement, dated as of October 20, 2008, as the same may be amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time; provided that if such agreement is not in effect, Change in Control shall be a change in control for the purposes of section 409A of the Code.

1.2.8.       Code — the Internal Revenue Code of 1986, including applicable regulations for the specified section of the Code.  Any reference in this Plan Statement to a section of the Code, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

1.2.9.       Committee — the Compensation Committee of the Employer’s Board of Directors.  Functions generally assigned to the Committee may be delegated to and discharged by the officers and employees of the Employer.

1.2.10.     Disability or Disabled — a determination the Participant is disabled under the Employer’s long term disability plan or a determination by the Social Security Administration that the Participant is disabled.

1.2.11.     Effective Date — January 1, 2009.

1.2.12.     Employer — Otelco Inc., a Delaware corporation.

1.2.13.     ERISA — the Employee Retirement Income Security Act of 1974, including applicable regulations for the specified section of ERISA.  Any reference in this Plan Statement to a section of ERISA, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

1.2.14.     Participant — the Chief Executive Officer of Otelco Inc. and additional employees in the management of Otelco Inc. (consisting of any employee who is selected by the Committee).  An employee who has become a Participant shall continue as a Participant in the Plan until the date the Participant no longer has an unpaid Award under the Plan.

1.2.15.     Plan — the executive long term incentive plan established for the benefit of employees eligible to participate therein, as set forth in this Plan Statement.

1.2.16.     Plan Statement — this document entitled “Otelco Inc. Executive Long Term Incentive Plan.”

1.2.17.     Plan Year — each calendar year beginning on January 1 and ending on December 31.

1.2.18.     Retires and Retirement — a Participant’s voluntary Separation from Service on or after attaining age fifty-five (55) and completing ten (10) years of service provided the Administrator determines the Participant’s Separation from Service is not due to Cause (and provided the Administrator determines the Participant would not have had a Separation from Service for Cause if the Participant had not voluntarily terminated employment). Years of service with respect to employees of acquired entities shall be determined by the Administrator.  The Chief Financial Officer of the Company on the effective date of this Plan shall be deemed to have satisfied the above age and service requirements.

1.2.19.     Separation from Service — a Participant’s termination of employment.

1.2.20.     Vest and Vested — means nonforfeitable.

1.3.          Rules of Interpretation.  Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine and the feminine may include the masculine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to this entire Plan Statement and not to any particular paragraph or Section of this Plan Statement unless the context clearly indicates to the contrary.  The titles given to the various Sections of this Plan Statement are inserted for convenience of reference only and are not part of this Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.  Any reference in this Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

SECTION 2

ELIGIBILITY AND PARTICIPATION

The Committee shall determine each year the employees who are eligible to participate in this Plan. The Chief Executive Officer of the Employer shall notify each employee selected of the employee’s eligibility for an Award under the Plan.

SECTION 3

AWARDS

3.1.          Amount of Award. Before the start of each Plan Year during the term of this Plan, the Committee shall establish a target level of EBITDA (“Target EBITDA”) for such Plan Year.  At the close of a Plan Year, the Company’s audited financial statements shall be used to calculate the Company’s actual level of EBITDA (“Actual EBITDA”) for such Plan Year.  An “Incentive Pool Amount” shall be established for each Plan Year based on the amount, if any, by which Actual EBITDA exceeds Target EBITDA (“Excess EBITDA”) for such Plan Year.  The Committee shall determine the percentage of Excess EBITDA to be distributed under the Plan. If Actual EBITDA does not exceed Target EBITDA for a Plan Year, no Incentive Pool Amount shall be established for such Plan Year.  The Incentive Pool Amount shall be allocated among Participants, in the sole discretion of the Committee, based on the Participant’s contribution to the overall financial results of the Company or such other factors as the Committee deems relevant, on or as soon as administratively practicable following the close of such Plan Year (the “Crediting Date”).

SECTION 4

PERFORMANCE MEASUREMENT

The Committee shall have sole discretion to interpret and determine the measurements of the Employer’s performance for the Plan Year and the allocation of Awards to Participants.

SECTION 5

VESTING

5.1.          Vesting Events.  Amounts awarded to a Participant shall vest ratably over a three year period commencing with the Plan Year in which the Award relates. On the last day of the Plan Year to which an Award relates a participant shall become vested in one third of the amount Awarded for that Plan Year provided the Participant is employed on the last day of that Plan Year. A Participant shall become vested in the second third of an Award for a Plan Year on the last day of the year following the Plan Year in which an Award relates provided the Participant is employed on the last day of year following the Plan Year to which the Award relates. A Participant shall become vested in the final third of an Award for a Plan Year on the last day of the second year following the Plan Year in which an Award relates provided the Participant is employed on the last day of second year following the Plan Year to which the Award relates. Prior to that date, the Participant shall have no interest in or right to any amount under the Plan.  Vested amounts will be distributed to the Participant in accordance with Section 7.  Notwithstanding the foregoing, the Participant shall become Vested upon the occurrence of any of the following events while employed by the Employer:

5.1.1.       Disability.  If a Participant becomes Disabled, the Participant’s Award shall become Vested as of the date the Administrator determines that the Participant is Disabled.

5.1.2.       Death.  If a Participant dies, the Participant’s Award shall become Vested as of the date of the Participant’s death.

5.1.3.       Retirement.  If a Participant Retires, the Participant’s Award shall become Vested as of the date of the Participant’s Retirement.

5.1.4.       Change in Control.  If there is a Change in Control, the Participant’s Award shall become Vested as of the date a day before the Change in Control.

5.1.5.       Involuntary Separation from Service Other Than for Cause.  If a Participant has an involuntary Separation from Service for reasons other than Cause, the Administrator may decide in its sole discretion to fully or partially Vest the Participant.

5.1.6.       Termination of the Plan.  If the Board of Directors terminates the Plan, all Awards shall become Vested prior to the Plan’s termination.

5.2.          Forfeiture.  The Participant’s Award shall not Vest and shall be forfeited if the Participant has a Separation from Service before the end of the Performance Period unless one of the exceptions listed in Section 5.1 applies.

SECTION 6

UNFUNDED PLAN

The obligations to make payments under the Plan constitute only the unsecured (but legally enforceable) promises of the Employer.  No Participant shall have any lien, prior claim or other security interest in any property of the Employer or the Affiliates.  The Employer shall have no obligation to establish or maintain any fund, trust or account for funding or paying the Plan’s benefits.  If such a fund, trust or account is established, the property therein shall remain the property of the Employer.

SECTION 7

DISTRIBUTIONS

7.1.          Distribution.

7.1.1.       Distribution in Cash.  All distributions under the Plan shall be made in cash in a single lump sum.

7.1.2.       Time of Distribution. If a Participant becomes Vested in the Participant’s Award, the Participant’s Award shall be paid no later than March 14th of the year following the year such amounts vest, provided however, that the Participant’s death, Disability, Retirement, Involuntary Separation from Service for reasons other than Cause, or a Change in Control shall not accelerate the payment date.

7.1.3.       Death Prior to Distribution.  If the Participant dies before distribution of the Participant’s Award, the Award shall be distributed to the Participant’s Beneficiary.

7.1.4.       Cooperation with Committee.  Each individual who claims to be or is entitled to benefits shall cooperate with the Committee (including, but not limited to signing documents).  Each individual who claims to be or is entitled to benefits shall furnish the Committee with such documents, evidence, data or information as the Committee considers necessary or desirable for the purpose of administering the Plan.

7.2.          Designation of Beneficiaries.

7.2.1.       Right to Designate.  Each Participant may designate a Beneficiary on a form prepared by and filed with the Employer.  The Participant may change or revoke such designation from time to time without notice to or consent from any Beneficiary or spouse.  No such designation, change or revocation shall be effective unless signed by the Participant and received by the division or person at the Employer designated by the Committee during the Participant’s lifetime.  The Committee may establish rules for the use of electronic signatures.  Until such rules are established, electronic signatures shall not be effective.

7.2.2.       Failure of Designation.  If a Participant (i) fails to designate a Beneficiary, (ii) designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or (iii) designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, such Participant’s said death benefit, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of his surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

Participant’s surviving spouse
Participant’s surviving issue per stirpes and not per capita
Participant’s surviving parents
Representative of Participant’s estate.

SECTION 8

SPENDTHRIFT PROVISION

No Participant or Beneficiary shall have any transmissible interest in any Award nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while it is in the possession or control of the Employer, nor shall the Employer recognize any assignment thereof, either in whole or in part, nor shall the Award be subject to attachment, garnishment, execution following judgment or other legal process (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under section 414(p) of the Code).

SECTION 9

AMENDMENT AND TERMINATION

9.1.          Amendment.  The Board of Directors reserves the power to amend this Plan Statement either prospectively or retroactively or both in any respect. In addition, the Administrator may amend the Plan in any respect (i) to comply with changes in the law provided the amendment does not materially increase the cost of the Plan, and (ii) to revise the Plan in a manner that does not materially alter the Plan or materially increase the cost of the Plan.  The Administrator shall report all amendments to the Committee and the Board of Directors. Notwithstanding the foregoing, if there is a material adverse change in the Employer’s financial condition (as determined by the Committee), the Committee may reduce or eliminate the amount of the Participants’ Awards under this Plan, provided however, that the Committee can not reduce or eliminate any Award that is already vested.

9.2.          Plan Termination.  The Board of Directors shall have the right at any time to terminate the Plan.

SECTION 10

INDEMNIFICATION

Except as prohibited by applicable law, the Employer shall defend, indemnify and hold harmless from any and all liabilities, costs and expenses (including legal fees), to the extent not covered by insurance, each director, officer, and employee of the Employer  and its Affiliates, who is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding with respect to the Plan, wherever brought, whether civil, criminal, administrative or investigative by reason of the fact that the individual is or was a fiduciary or administrator of the Plan, or by reason of acting in any other capacity in connection with the Plan.

Notwithstanding the foregoing, no such indemnification shall be required or provided if such liability arises (i) from the individual’s claim for the individual’s own benefit, (ii) from the willful misconduct, fraud or bad faith of the individual, or (iii) from the criminal misconduct of such individual if the individual had reason to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the individual’s conduct was unlawful.  This indemnification shall continue as to an individual who has ceased to be a director, officer, and employee of the Employer and its Affiliates and shall inure to the benefit of the heirs, executors and administrators of such an individual.

SECTION 11

DETERMINATIONS — CLAIM PROCEDURES

11.1.        Determinations.  The Administrator and the Committee have discretionary authority to grant or deny benefits under the Plan.  The Administrator and the Committee shall have the discretion, authority and responsibility to interpret and construe this Plan Statement and all relevant documents and information, and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of all persons to benefits and the amounts of their benefits.  The Administrator and the Committee shall make such determinations as may be required from time to time in the administration of the Plan.  This discretionary authority shall include all matters arising under the Plan.  The Administrator and the Committee may retain advisors to assist them in making their determinations under the Plan.

11.2.        Claim and Review Procedures. Until modified by the Committee, the claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under the Plan to be reviewed by the Administrator.

11.2.1.     Initial Claim.  If there is a dispute, an individual may, subject to any applicable deadline, file with the Administrator a written claim for benefits under the Plan in a form and manner prescribed by the Administrator.

(a)	If the Administrator denies the claim in whole or in part, the Administrator shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)
The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Administrator notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

11.2.2.     Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the adverse determination;

(b)	references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based; and

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

11.2.3.     Request for Review.  Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Administrator a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim for benefits.  The Administrator will forward the request for review to the Committee.  Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.

11.2.4.     Claim on Review.  If the Committee denies the claim upon review, in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)
The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)
In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)
The Committee’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.2.5.     Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the denial; and

(b)	references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based.

11.3.        Deadline to File Claim.  To be considered timely under the Plan’s claim and review procedure, a claim must be filed with the Administrator within one (1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

11.4.        Exhaustion of Administrative Remedies.  Notwithstanding any provision in this Plan Statement, the exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under the Plan.  As to such claims and disputes:

(a)
no legal action to recover Plan benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be commenced until the claim and review procedure set forth herein has been exhausted in the entirety; and

(b)
in any such legal action all explicit and all implicit determinations by the Administrator and the Committee (including, but not limited to, determinations as to whether the initial request for benefits or request for review was timely filed) shall be afforded the maximum deference permitted by law.

11.5.        Deadline to File Legal Action.  No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of:

(a)	thirty (30) months after the date the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(b)	six (6) months after the date the claimant has exhausted the claim and review procedure.

11.6.        Knowledge of Fact by Participant Imputed to Beneficiary and Others.  Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

SECTION 12

PLAN ADMINISTRATION

12.1.        Service of Process.  The Chief Financial Officer (or the Chief Executive Officer with respect to claims made by the Chief Financial Officer) of the Employer is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.

12.2.        Receipt of Documents.  If a form or document must be filed with or received by the Employer, the Committee, the Administrator, and the Human Resources Department (the “appropriate entity”), it must be actually received by the appropriate entity to be effective.  The determination of whether or when a form or document has been received by the appropriate entity shall be made by the Administrator without regard to the “mailbox rule” or similar rule of evidence.  The absence of a beneficiary designation in the appropriate entity’s records and files shall be conclusive and binding proof that the beneficiary designation was not received by the appropriate entity.  Unless otherwise specified, forms and documents must be mailed to and received at the following address:

Otelco Inc.
Attn:  Chief Financial Officer
505 Third Avenue East
Oneonta, Alabama 35121

SECTION 13

IN GENERAL

13.1.        Disclaimers.

13.1.1.     Effect on Employment.  Neither the terms of this Plan Statement nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any employee, and the Employer  shall not be obligated to continue the Plan.  The terms of this Plan Statement shall not give any employee the right to be retained in the employment of the Employer  and its Affiliates.

13.1.2.     Sole Source of Benefits.  Neither the Board of Directors, the Committee, the Administrator, the officers or employees in any way guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant, Beneficiary, or other person.  Each Participant, Beneficiary, or other person entitled at any time to payments hereunder shall look solely to the assets of the Employer  for such payments.  If an Award shall have been distributed to a former Participant, Beneficiary, or any other person entitled to the receipt thereof, such former Participant, Beneficiary, or other person, as the case may be, shall have no further right or interest in the Employer’s assets.

13.2.        Applicable Laws.

13.2.1.     ERISA Status.  The Plan is not intended to provide for retirement income or the deferral of income until after Separation from Service.  The Plan is not an employee benefit pension plan, a pension plan, an employee benefit plan, or plan for purposes of ERISA.

13.2.2.     Internal Revenue Code Status.  The Plan is maintained as a long term incentive plan that is designed to be exempt from the requirements of Internal Revenue Code Section 409A under the “short term deferral rule” in that all payments under the Plan shall be paid by March 15 of the year following the year in which amounts payable under the Plan are no longer subject to a substantial risk of forfeiture.  Each provision shall be interpreted and administered accordingly.  Notwithstanding the foregoing, neither the Employer  nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with the Code.

13.3.        Choice of Law.  Except to the extent that federal law is controlling, the Plan shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to any choice of law provisions.

13.4.        Plan Statement Controls.  If there is a discrepancy between this Plan Statement and other documents prepared with respect to the Plan, including any plan overview or summary, the terms of this Plan Statement shall control and govern over the other document.